Exhibit 4.5

Description of the Registrant’s Securities
Registered Pursuant to Section 12 of the
Securities Exchange Act of 1934

As of December 31, 2019, Nephros, Inc. (the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Common Stock.

Description of Common Stock

The following description of the Company’s Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”), and our Second Amended and Restated By-Laws (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K to which this description is also an exhibit.

Authorized Capitalization

The Company’s authorized capital stock consists of (i) 40,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”) and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share.

Voting Rights

Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election.

Dividend and Liquidation Rights

Apart from preferences that may be applicable to any holders of preferred stock outstanding at the time, holders of Common Stock are entitled to receive dividends, if any, ratably as may be declared from time to time by the Company’s Board of Directors (the “Board”) out of funds legally available therefor. Upon the Company’s liquidation, dissolution or winding up, the holders of Common Stock are entitled to receive ratably the Company’s net assets available after the payment of all liabilities and liquidation preferences on any outstanding preferred stock.

Other Rights

Holders of Common Stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue in the future.

Anti-Takeover Provisions

The Certificate of Incorporation and the Bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of the Company. These provisions are as follows:

●	special meetings of stockholders may be called only by the Board, the Chairman of the Board, the President or any Vice President;

●	the Board is a classified board, with three separate classes of directors each serving a three-year term; and

●	the Company may issue, without stockholder approval, up to 5,000,000 shares of preferred stock that could adversely affect the rights and powers of the holders of Common Stock.

The Company is subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who owns 15% or more of the voting stock of a corporation, or any affiliate or associate of a corporation who, within three years prior, did own 15% or more of the voting stock of that corporation.

Listing

The Common Stock is listed on the Nasdaq Capital Market under the symbol “NEPH.”

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is V Stock Transfer, LLC.